Exhibit 23J

CONSENT OF INDEPENDENT AUDITORS

Seligman Growth Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 81 to Registration Statement No. 2-10836 on Form N-1A of our report dated February 15, 2002, appearing in the December 31, 2001 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are part of such Registration Statement, and to the references to us under the captions "General Information" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


DELOITTE & TOUCHE LLP

New York, New York
April 24, 2002